EXHIBIT 10.1

June 8, 2005

Peter Leddy

8831 Chalk Knoll Drive

Austin, Texas 78735

Dear Pete:

I am pleased to confirm my verbal offer for the position of Senior Vice President, Human Resources for Invitrogen Corporation, reporting directly to me. Your anticipated start date will be July 6, 2005.

In this exempt position, your salary will be $320,000 annualized, less applicable withholding, paid in accordance with Invitrogen’s normal payroll practices.

You will be eligible to participate in Invitrogen Corporation’s Incentive Compensation Plan (ICP). Your ICP is targeted at 50% of your base salary at the end of the fiscal year, with a maximum potential payment of up to 100% of your base salary. The actual incentive bonus earned under ICP is based on individual goals as well as Company goals and will be paid according to the rules of the ICP, which states in part you must be employed on the day the bonus is paid to receive the bonus. Your 2005 ICP is guaranteed at 100% of the annual target, i.e. it will not be prorated for the partial year participation.

You will be eligible for the Medium Term Incentive Plan (MTIP) in an amount equal to one times your ICP target, pro-rated from your date of hire. MTIP awards are based on performance against three-year financial targets for years 2004 through 2006. The award, if earned, will be determined in 2007.

Invitrogen provides an excellent benefits package. You will be eligible to apply for all standard benefits available to other full-time Invitrogen employees, including: medical, dental, life, and vision insurance; short and long-term disability insurance; Invitrogen’s 401k Plan and Employee Stock Purchase Plan in accordance with Invitrogen’s policies, the applicable plan documents and benefit plan provisions.

Invitrogen employees at the Leadership level and above are eligible to utilize time off based on business needs and prior manager approval and will not accrue or track vacation or sick time.

Invitrogen Corporation

Gregory T. Lucier, Chairman and CEO

1600 Faraday Avenue • Carlsbad, California 92008 USA • p: 760.603.7202 • f: 760.903.4874 • greg.lucier@invitrogen.com • www.invitrogen.com

Peter Leddy

All compensation, benefits and employer programs will be administered in accordance with Invitrogen’s policies and procedures, which may include waiting periods and other eligibility requirements to participate. These policies and programs may change from time to time, without notice, during the course of your employment.

In addition, subject to Invitrogen’s Board of Directors’ approval, you will be granted an option to purchase 50,000 shares of Invitrogen’s common stock in accordance with an approved Invitrogen stock option plan (the “Plan”) and related option documents. The options are priced on your start date and vest annually over four years in 25% installments. You will also be granted 20,000 Restricted Share Units (RSU’s), which vest 100% on the third anniversary of the date of grant. Employees at the leadership level are generally eligible for equity grants twice per year, subject to the rules of the plan.

As an additional incentive, Invitrogen will pay you a “signing bonus” of $250,000, less applicable tax and other withholdings, on the first payday after your start date. Should you voluntarily resign prior to completing one year of service, 100% of the after tax amount would be repayable to the Company; should you voluntarily resign prior to completing two years of service, two-thirds of the after tax amount would be repayable, and should you voluntarily resign prior to completing three years of service, one-third of the after tax amount would be repayable to the Company. This bonus would not be repayable to the Company in the event of a termination without cause by the Company.

At the completion of one year of service, Invitrogen will pay you a “special bonus” of $100,000, less applicable tax and other withholdings, provided that your performance is meeting expectations.

You are eligible for relocation assistance as detailed in the enclosed policy. If you have any questions regarding your relocation please contact Relocation Coordinates at (858) 452 – 5665. Should you voluntarily resign or be dismissed due to gross negligence or misconduct within twelve (12) months of your start date with Invitrogen, you agree to reimburse Invitrogen, on a prorated basis, for all relocation expenses incurred.

Invitrogen Corporation

Gregory T. Lucier, Chairman and CEO

1600 Faraday Avenue • Carlsbad, California 92008 USA • p: 760.603.7202 • f: 760.903.4874 • greg.lucier@invitrogen.com • www.invitrogen.com

Peter Leddy

As an Officer you will be covered by the Company’s standard dual trigger Change in Control Agreement (CIC) that provides, in part, severance equal to two times your base salary plus target bonus, twenty-four months of paid COBRA, accelerated vesting and tax gross up for excise taxes in the event there is a change in control of the Company and, as a result, your employment is terminated. Please refer to the enclosed CIC document.

Should the Company terminate your employment without cause (cause is defined in the Invitrogen Executive Officer Severance Plan enclosed) you will be eligible for severance in the amount equal to one year’s base salary and target incentive amount, in exchange for an executed Separation and Release Agreement in a form acceptable to Invitrogen in its sole discretion. Please refer to the enclosed Executive Officer Severance Plan for details.

This offer is contingent upon the following:

•	Successful completion of a background check.

•	Successful passage of a pre-employment drug screen within 48 hours of offer acceptance. Please note that failure to pass or take the drug test will result in a withdrawal of our offer of employment, even if you have already reported to work.

•	Compliance with federal I-9 requirements (please bring documentation on your first day of work verifying your identity and legal authorization to work in the United States);

•	Signing Invitrogen’s Trade Secrets Policy, Information and Technology, Electronic Communications, Insider Trading and Protocol Agreements.

Employment with Invitrogen is at-will and therefore not for a specific term and may be terminated by either you or Invitrogen at any time without notice. The at-will nature of employment at Invitrogen constitutes the entire agreement between you and Invitrogen and any changes to these terms must be in writing and signed by you and the Company’s CEO.

To indicate your acceptance of Invitrogen’s offer, please sign and date this letter in the space provided and return it to me by June 15, 2005. This offer will expire by June 15, 2005 if not accepted beforehand.

Invitrogen Corporation

Gregory T. Lucier, Chairman and CEO

1600 Faraday Avenue • Carlsbad, California 92008 USA • p: 760.603.7202 • f: 760.903.4874 • greg.lucier@invitrogen.com • www.invitrogen.com

Peter Leddy

Pete, I am confident that Invitrogen Corporation will provide you with an interesting and challenging career opportunity. We look forward to your starting with us on July 6, 2005. Please ask for Lucynda Zachman when you arrive.

Sincerely,

/s/ Gregory T. Lucier
Gregory T. Lucier Chairman and Chief Executive Officer

Enclosures:

Stock Option Agreements

Restricted Stock Unit Agreements

Executive Severance Plan

Change In Control Agreement

Medium Term Incentive Plan Agreement

Employment Offer Packet

*        *        *

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Invitrogen is at-will.

June 10, 2005 Date	/s/ Peter Leddy
Peter Leddy

Invitrogen Corporation

Gregory T. Lucier, Chairman and CEO

1600 Faraday Avenue • Carlsbad, California 92008 USA • p: 760.603.7202 • f: 760.903.4874 • greg.lucier@invitrogen.com • www.invitrogen.com